UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 11, 2008

NationsHealth, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50348	06-1688360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13630 N. W. 8th Street, Suite 210, Sunrise, Florida		33325
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-903-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 11, 2008, NationsHealth, Inc., through its indirect wholly-owned subsidiary, United States Pharmaceutical Group, L.L.C. (collectively, the "Company"), entered into a Medicare Part B Pharmacy and Medical Supplies Provider and Services Agreement (the "Agreement") with Express Scripts, Inc. ("ESI") to provide Medicare Part B covered supplies and prescriptions to the Medicare Part B eligible population of certain clients of ESI. The Company had been providing substantially similar services to ESI since December 2007 under a letter of intent entered into by the parties in October 2007. The Agreement is for a term of three years through December 10, 2011 and automatically renews for additional two-year periods unless either party provides notice of its intent not to renew to the other party.

The Agreement also provides that the Company will provide notice to ESI (the "Notice") if it receives a written offer for the sale of all or substantially all of the assets of the Company or a sale or transfer of a majority of the outstanding voting securities of the Company (collectively, a "Sale Transaction"). During the seven day period after the Company delivers the Notice, the Company is prohibited from consummating a Sale Transaction or entering into exclusivity with an interested purchaser. At the conclusion of the seven day notice period, the Company will have no further obligation to ESI. Additionally, in the event the Company consummates a Sale Transaction with a competitor of ESI, ESI may terminate the Agreement with seven days written notice to the Company.

The Agreement will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ending December 31, 2008, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NationsHealth, Inc.

December 17, 2008	By:	/s/ Glenn M. Parker, M.D.

Name: Glenn M. Parker, M.D.
Title: Chief Executive Officer